UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2011
Farmers National Banc Corp.
(Exact name of registrant as specified in its charter)

Ohio	0-12055	34-1371693

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio	44406-05555

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 533-3341
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On June 21, 2011, the Compensation Committee of Farmers National Banc Corp. (“Farmers” or the “Company”) approved an annual cash incentive compensation program (the “Annual Incentive Plan”) under which certain of Farmer’s executive officers and non-executive employees are eligible to receive annual cash incentive payments, based upon achievement of certain corporate and/or individual performance goals. The following description of the Annual Incentive Plan is qualified in its entirety by reference to the complete terms of the Annual Incentive Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
The Annual Incentive Plan is effective as of January 1, 2011, and will remain in effect until revised or terminated by the Compensation Committee. The purpose of the Annual Incentive Plan is to foster superior financial results by providing an equitable corporate-wide incentive that awards individual and team effort to achieve specified performance objectives. Full-time and part-time, regular, non-commissioned-based associates and executives of Farmers and its subsidiaries and affiliates are generally eligible to participate in the Annual Incentive Plan, with individual participation determination made by the Compensation Committee with respect to all executive participants and by the Senior Management Committee (as such term is defined in the Annual Incentive Plan) for all non-executive participants.
Payments to each participant will be based on corporate and/or individual performance with minimum performance thresholds that must be exceeded in order to receive an annual cash award. Individual awards will be based on corporate and individual performance factors determined by an assessment of the level of achievement of pre-established individual and corporate goals. In the first quarter of each year the Compensation Committee with respect to executive officer participants and the Senior Management Committee with respect to non-executive participants, as the case may be, shall determine individual performance goals and metrics for each participant. For purposes of determining performance metrics for each participant, the Compensation Committee with respect to executive participants and the Senior Management Committee with respect to non-executive participants, as the case may be, shall establish metrics relating to one or several of the following corporate performance measures:
1.	Revenue;

2.	Net earnings or net income (before or after taxes);

3.	Earnings per share;

4.	Deposit or asset growth;

5.	Net operating income;

6.	Return measures (including return on assets and equity);

7.	Fee income; 8. Earnings before or after taxes, interest, depreciation and/or amortization;

9.	Interest spread;

10.	Productivity ratios;

11.	Share price (including, but not limited to, growth measures and total shareholder return);

12.	Expense targets;

13.	Credit quality;

14.	Efficiency ratio;

15.	Market share;

16.	Customer satisfaction;

17.	NIACC (net income after cost of capital);

18.	Texas ratio; and

19.
Strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product development, expense reduction initiatives, risk management and regulatory compliance).

For purposes of determining goal achievement, the Compensation Committee or the Senior Management Committee, as the case may be, shall: (i) establish the performance period for determining goal achievement for each participant; (ii) establish threshold, target and maximum performance goals for each performance metric; and (iii) determine the respective weighting for performance metrics for each Participant. The mix and weighting of the performance metrics established for determining awards need not be the same for all participants or any group of participants.
A participant’s final award will be based on achievement of the established corporate and individual performance metrics, subject to the approval of the Compensation Committee or the Senior Management Committee, as the case may be. Awards for results achieved between specified performance levels will be paid out on an interpolated basis. Notwithstanding anything else in the Annual Incentive Plan, in their sole discretion, the Compensation Committee with respect to executive participants or the Senior Management Committee with respect to non-executive participants, as the case may be, may adjust any one or more award amounts before or after the applicable performance period, change goals or waive any requirements for awards pursuant to the Plan. Subject to applicable withholding, payments under the Plan will be made as soon as reasonably practicable following the completion of the performance period and following approval by the Compensation Committee or Senior Management Committee, as the case may be, for awards to participants.
The Annual Incentive Plan may be terminated or amended by the recommendation of the Compensation Committee, subject to the approval of the Board of Directors. Any question of interpretation of the Annual Incentive Plan will be determined by the Compensation Committee and its determinations are final, binding and non-appealable.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description

10.1	Farmers National Banc Corp. Cash Incentive Plan (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.
By:	/s/ John S. Gulas
John S. Gulas
President and Chief Executive Officer
Date: June 24, 2011